Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (No. 333-___) on Form S-8 of GreenHunter Energy, Inc. of our report dated April 14, 2009, relating to our audits of the consolidated financial statements which appear in its Annual Report on Form 10-K for the year ended December 31, 2008.
Hein & Associates LLP
Dallas, Texas
July 16, 2009